Free Writing Prospectus

Filed Pursuant to Rule 433

Dated July 23, 2019

Registration Statement Nos. 333-231819 and 333-231819-03

**Pricing Details** $1.056bln+ FORDL 2019-B (Auto Lease)

Active Leads: BNP Paribas (struc), J.P. Morgan, SMBC

Passive Leads: Credit Agricole, Morgan Stanley

Co-Managers: Santander, US Bank

Selling Group: Drexel Hamilton, Williams Capital

CL	AMT($MM)	WAL	MDY/F	E.FIN	L.FIN	PXD	YLD	CPN	$PX
A-1	200.000	0.33	P-1/F1+	03/20	08/20	IL+4	2.28650	2.28650	100.00000
A-2A	275.000	1.05	Aaa/AAA	02/21	02/22	EDSF+26	2.291	2.28	99.99990
A-2B	125.000	1.05	Aaa/AAA	02/21	02/22	1ML+26			100.00000
A-3	325.000	1.86	Aaa/AAA	10/21	10/22	EDSF+37	2.240	2.22	99.98254
A-4	75.000	2.31	Aaa/AAA	12/21	11/22	IntS+45	2.287	2.27	99.98616
B	56.180	2.43	Aa1/AA	01/22	01/23	IntS+55	2.380	2.36	99.98048
C	52.430			**Not Offered**

Exp Settle	: 7/30/2019	Format	: Public / SEC Registered
First Pay	: 8/15/2019	ERISA Eligible	: Yes
Ratings	: Moody’s, Fitch	Min Denoms	: $1k x $1k
BBG Ticker	: FORDL 2019-B	Pricing Speed	: 100% PPC to Maturity
Exp Pricing	: Priced	Bill & Deliver	: BNP Paribas

CUSIPs :
A1 - 34528DAA1;	A2A - 34528DAB9;	A2B - 34528DAC7;
A3 - 34528DAD5;	A4 - 34528DAE3;	B - 34528DAF0

Available Materials:
- Preliminary Prospectus, Ratings FWP
- Intex CDI
Intex deal name: bpfordl19b-preprice / Password: V92B
- DealRoadshow: www.dealroadshow.com / Password: FORDL19B
Direct Link: www.dealroadshow.com/e/FORDL19B

This message is for information purposes only. Do not disclose, distribute or reproduce without BNP Paribas’ written permission. Nothing herein constitutes a confirmation of trade terms, an offer or advice. BNP Paribas does not guarantee the accuracy or completeness of any information contained herein and accepts no fiduciary duty or liability for any loss in relation hereto. Any opinion or forecast herein is subject to change and should not be considered objective or unbiased. This summary information is not a research report nor prepared by BNP Paribas’ Research area. This message is not intended for retail clients nor for use by any person or entity in any jurisdiction where the distribution or use of such information would be contrary to relevant laws or regulations. A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. BNP Paribas Securities Corp., a subsidiary of BNP Paribas, is a U.S. broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority, Inc. and the New York Stock Exchange. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BNP Paribas Securities Corp. can arrange to send you the prospectus if you request it by calling toll free at 1-800-854-5674.